Exhibit 99.1

Adamas Reports Second Quarter 2020 Financial Results
Second quarter 2020 GOCOVRI® product sales of $18.0 million, a 41% increase over second quarter 2019
Total paid prescriptions grew to 8,150, a 32% increase over second quarter 2019

EMERYVILLE, Calif., August 6, 2020 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a company dedicated to developing and delivering medicines that make a meaningful difference to people affected by neurological diseases, today reported financial results for the second quarter ended June 30, 2020, and recent corporate highlights.
“Adamas delivered a strong performance this quarter, reflecting the successful execution of our growth strategy as well as our ability to rapidly adapt to the challenges posed by the ongoing pandemic,” said Neil F. McFarlane, Chief Executive Officer. “Additionally, we achieved a key milestone during the quarter with the FDA acceptance for review of our sNDA for GOCOVRI as a treatment for OFF episodes in Parkinson’s disease patients receiving levodopa-based therapy. As we continue to respond to an uncertain environment, our focus remains on serving the patient community.”
Recent highlights
•GOCOVRI product sales were $18.0 million in the second quarter of 2020, an increase of 41% as compared to $12.7 million in the second quarter of 2019.
•Total paid prescriptions (TRx) of GOCOVRI were approximately 8,150 in the second quarter of 2020, a 32% increase over approximately 6,160 TRx in the second quarter of 2019 and an increase of 13% over approximately 7,210 TRx in the first quarter of 2020. Strong patient persistence of 45%-50% at 12 months continued for GOCOVRI in the second quarter of 2020.
•New paid prescriptions (NRx) of GOCOVRI were approximately 370 in the second quarter of 2020 compared to NRx of approximately 500 in the first quarter of 2020, reflecting a decline in patient visits to clinics due to the pandemic during the second quarter of 2020.
•The Company began earning royalty revenue on net sales of NAMZARIC® beginning May 18, 2020, recognizing $0.8 million in the second quarter of 2020. Royalties will be earned quarterly through 2024.
•Supplemental New Drug Application for GOCOVRI as a treatment for OFF episodes in Parkinson’s disease (PD) patients receiving levodopa-based therapy was accepted for review by the U.S. Food and Drug Administration. The anticipated Prescription Drug User Fee Act action date is February 1, 2021.
•The United States Patent and Trademark Office issued a new patent for GOCOVRI that covers a method of reducing OFF time and increasing good ON time in people with PD being treated with levodopa.
Financial results
Revenue
Total revenue was $18.8 million for the second quarter of 2020, consisting of GOCOVRI product sales of $18.0 million and royalty revenue earned on net sales of NAMZARIC of $0.8 million. GOCOVRI product sales were up 41% compared to $12.7 million in the same period in 2019.

Research and Development (R&D) expenses
R&D expenses for the second quarter of 2020 were $2.6 million, compared to $8.6 million for the same period in the prior year. R&D expenses in the second quarter of 2020 substantially relate to ongoing clinical development activities, including an open-label study which will conclude by the end of 2020 and completing the assessment of the ADS-5102 program. The decrease in R&D expenses from the prior year quarter was primarily due to the completion of the Phase 3 INROADS trial for the treatment of multiple sclerosis patients with walking impairment at the end of 2019.
Selling, General and Administrative (SG&A) expenses
SG&A expenses for the second quarter of 2020 were $23.2 million, compared to $25.2 million for the same period in the prior year. SG&A expenses in the second quarter of 2020 were primarily attributable to sales force costs and external spend dedicated to GOCOVRI commercialization and the related administrative support. The decrease from prior year quarter was primarily attributable to a combination of cost management activities as well as a reduced cost structure while executing in a virtual environment.
Net loss
Net loss was $10.6 million, or $0.37 per share, basic and diluted, for the second quarter of 2020, compared to a net loss of $24.9 million, or $0.90 per share, basic and diluted, for the second quarter of 2019. Net loss for the second quarters of 2020 and 2019 included $1.7 million and $2.9 million, respectively, in non-cash stock-based compensation expense.
Cash and investments
As of June 30, 2020, the Company had $103.4 million of cash, cash equivalents and available-for-sale securities, compared to $132.6 million at December 31, 2019.
Full year 2020 expense guidance
The Company is updating its full year 2020 guidance for R&D and stock-based compensation expenses as set forth below:

	Current (as of August 6, 2020)	Previous (as of May 7, 2020)
R&D expenses[1]	$8 million -- $12 million	$10 million -- $15 million
SG&A expenses[2]	$105 million -- $115 million	$105 million -- $115 million
Total operating expenses[3]	$113 million -- $127 million	$115 million -- $130 million
1Includes stock-based compensation expense of $1 million.
2Includes stock-based compensation expense of $7 million.
3Includes stock-based compensation expense of $8 million.

Investor conference call and webcast
Adamas will host a conference call and webcast today, August 6, 2020, at 4:30 p.m. ET (1:30 p.m. PT). The conference call may be accessed by dialing (833) 350-1318 (U.S./Canada) or (236) 738-2277 (international) using the ID 4795503. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until November 5, 2020.

About GOCOVRI®
GOCOVRI® (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine clinically proven to reduce both dyskinesia and OFF.
Taken once daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension.
For more information about GOCOVRI, please visit www.GOCOVRI.com.
NAMZARIC®
For more information, please visit www.NAMZARIC.com.
About Adamas
At Adamas our vision is clear - to deliver innovative medicines that reduce the burden of neurological diseases on patients, caregivers and society. We are a fully-integrated company focused on growing a portfolio of therapies to address a range of neurological diseases. For more information, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its full year 2020 expenses. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2020, particularly under the caption “Risk Factors.” In addition, the impact that the current COVID-19 pandemic is having and will have on demand for GOCOVRI, and the unknown duration and severity of the COVID-19 pandemic, add additional risk and uncertainty to these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

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Contact:

Investors:	Media:
Peter Vozzo	Sarah Mathieson
Westwicke	Vice President of Corporate Communications
443-213-0505	510-450-3528
peter.vozzo@westwicke.com	smathieson@adamaspharma.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Product sales	$17,954	$12,691	$32,435	$24,356
Royalty revenue	840	—	840	—
Total revenues	18,794	12,691	33,275	24,356
Costs and operating expenses:
Cost of product sales	381	685	953	1,098
Research and development	2,550	8,598	5,015	18,812
Selling, general and administrative, net	23,177	25,216	47,729	52,904
Total costs and operating expenses	26,108	34,499	53,697	72,814
Loss from operations	(7,314)	(21,808)	(20,422)	(48,458)
Interest and other income, net	215	734	299	1,457
Interest expense	(3,467)	(3,797)	(7,091)	(7,528)
Net loss	$(10,566)	$(24,871)	$(27,214)	$(54,529)
Net loss per share, basic and diluted	$(0.37)	$(0.90)	$(0.97)	$(1.98)
Weighted average shares used in computing net loss per share, basic and diluted	28,194	27,579	28,112	27,516

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	June 30, 2020	December 31, 2019
Cash, cash equivalents, and available-for-sale securities	$103,414	$132,607
Total assets	133,065	162,158
Total current liabilities	21,215	26,948
Long-term debt	126,300	125,674
Total liabilities	157,474	163,051
Total stockholders’ deficit	(24,409)	(893)